                                                                    EXHIBIT 12.1

         VOICESTREAM WIRELESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)


                                              THREE MONTHS                       YEAR ENDED DECEMBER 31,
                                                  ENDED      -----------------------------------------------------------------
                                                MARCH 31,
                                                  2000          1999          1998          1997          1996          1995
                                              ------------   -----------------------------------------------------------------
Income (loss) before extraordinary items
  and taxes                                    $(203,330)    $(454,739)    $(254,266)    $(263,815)    $ (86,350)    $  (3,728)
Add:
     Interest and financing
       expense, net of cap interest               81,231       101,920        33,960        57,508         3,568            40
     Amortization of deferred financing
       costs                                       1,114         1,542           158            50            39          --
     Portion of rents representative of the
       interest factor                             9,167        10,708         7,099         5,999         2,564           163
                                              ------------   -----------------------------------------------------------------

Earnings:                                      $(111,818)    $(340,569)    $(213,049)    $(200,258)    $ (80,179)    $  (3,525)
                                              ============   =================================================================

Fixed charges
     Interest and financing expense, net
       of cap interest                         $  81,231     $ 101,920     $  33,960     $  57,508     $   3,568     $      40
     Amortization of deferred financing
       costs                                       1,114         1,542           158            50            39          --
     Capitalized interest                             67         2,484         1,800         4,000         5,200           400
     Portion of rents representative of the
       interest factor                             9,167        10,708         7,099         5,999         2,564           163
                                              ------------   -----------------------------------------------------------------

Total fixed charges                            $  91,579     $ 116,654     $  43,017     $  67,557     $  11,371     $     603
                                              ============   =================================================================

                                             Earnings are  Earnings are   Earnings are  Earnings are  Earnings are  Earnings are
Ratio of earnings to fixed charges (1)        Inadequate    Inadequate     Inadequate   Inadequate     Inadequate    Inadequate
                                             ============  =====================================================================
Deficiency of:                                 $(203,397)    $(457,223)    $(256,066)    $(267,815)    $ (91,550)    $  (4,128)
                                             ============  =====================================================================


(1) The ratio of earnings to fixed charges is determined by dividing the sum of earnings (loss) before extraordinary items, interest and financing expense, amortization of deferred financing costs and the portion of rents representative of the interest factor by fixed charges. Fixed charges consist of the sum of interest and financing expense, amortization of deferred financing costs, capitalized interest and the portion of rents representative of the interest factor. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the periods indicated above, earnings were inadequate to cover fixed charges.

                        VOICESTREAM WIRELESS CORPORATION
                                   PRO FORMA
               Computation of Ratio of Earnings to Fixed Charges
                             (amounts in thousands)

                                                             THREE MONTHS ENDED       YEAR ENDED
                                                                 31-MAR-00          31-DECEMBER-99
                                                             ------------------     --------------
Income (loss) before extraordinary items and taxes               $(499,080)          $(1,974,790)
Add:
  Interest and financing expense, net of cap interest              148,821               446,978
  Amortization of deferred financings costs                          1,496                21,249
  Portion of rents representative of the interest factor            14,624                39,008
                                                                 ---------           -----------

Earnings:                                                        $(334,139)          $(1,467,555)
                                                                 =========           ===========

Fixed charges
  Interest and financing expense, net of cap interest              148,821               446,978
  Amortization of deferred financings costs                          1,496                21,249
  Capitalized interest                                                  65                 2,884
  Portion of rents representative of the interest factor            14,624                39,008
                                                                 ---------           -----------

Total fixed charges                                              $ 165,006           $   510,119
                                                                 =========           ===========

                                                               Earnings are         Earnings are
Ratio of earnings to fixed charges(1)                           Inadequate            Inadequate
                                                               ============          ===========
  Deficiency of:                                                 $(499,145)          $(1,977,674)
                                                                 =========           ===========


(1) The ratio of earnings to fixed charges is determined by dividing the sum of earnings (loss) before extraordinary items, interest and financing expense, amortization of deferred financing costs and the portion of rents representative of the interest factor by fixed charges. Fixed charges consist of the sum of interest and financing expense, amortization of deferred financing costs, capitalized interest and the portion of rents representative of the interest factor. The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the periods indicated above, earnings were inadequate to cover fixed charges.